Exhibit 10.20

SECOND AMENDMENT TO LEASE

I. PARTIES AND DATE.

This Second Amendment to Lease (“Amendment”) dated March 23, 2021, by and between ALTON CORPORATE PLAZA LLC, a Delaware limited liability company (“Landlord”), and MDXHEALTH, INC., a Delaware corporation (“Tenant”).

II. RECITALS.

On December 17, 2019, Landlord and Tenant entered into a lease for space in a building (“15285 Building”) located at 15285 Alton Parkway, Suite 120, Irvine, California (“Premises”), which lease was amended by First Amendment to Lease dated April 23, 2020, wherein Suite 100 in the 15285 Building was added to the Premises. The Lease, as so amended, shall hereinafter be referred to as the “Lease”.

Landlord and Tenant each desire to modify the Lease to add approximately 13,448 rentable square feet of space known as Suite No. 100 in the building (“15279 Building”) located at 15279 Alton Parkway-K in the Project (“15279 Premises”), adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III. MODIFICATIONS.

A. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.	Effective as of the Commencement Date for the 15279 Premises, Item 2 shall be amended by adding the following to the Premises:

“15279 Premises:

Suite No.:	100
Address of 15279 Building	15279 Alton Parkway-K, Irvine, CA 92618
Project:	Alton Plaza (as shown on Exhibit Y attached to the Lease)

Following the Commencement Date for the 15279 Premises, the 15279 Building and the 15285 Building shall individually and collectively, as the context may reasonably require, be referred to in the Lease as the “Building” or “Buildings”.”

2.	Item 4 is hereby amended by adding the following: “Commencement Date for the 15279 Premises: October 1, 2021”

3.	Item 5 is hereby amended by adding the following:

“Lease Term for the 15279 Premises: The Term of this Lease with respect to the 15279 Premises shall expire October 31, 2026.”

4.	Effective as of the Commencement Date for the 15279 Premises, Item 6 shall be amended by adding the following for the 15279 Premises:

“Basic Rent for the 15279 Premises (i.e., 13,448 rentable square feet):

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent
10/1/21 to 9/30/22	$1.69	$22,727.12
10/1/22 to 9/30/23	$1.76	$23,668.48
10/1/23 to 9/30/24	$1.83	$24,609.84
10/1/24 to 9/30/25	$1.90	$25,551.20
10/1/25 to 10/31/26	$1.98	$26,627.04”

5.	Effective as of the Commencement Date for the 15279 Premises, Item 8 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“8. Floor Area of Premises: approximately 32,379 rentable square feet, comprised of the following:

8,161 rentable square feet in Suite 100 in the 15285 Building

10,770 rentable square feet in Suite 120 in the 15285 Building

13,448 rentable square feet in Suite 100 in the 15279 Building

Floor Area of Buildings: approximately 18,931 rentable square feet in the 15285 Building and approximately 14,030 rentable square feet in the 15279 Building”

6.	Item 9 is hereby deleted in its entirety and the following substituted in lieu thereof:

“9. Security Deposit: $65,000.00

Letter of Credit: $250,000.00”

7.	Effective as of the Commencement Date for the 15279 Premises, Item 11 shall be amended by adding the following:

“Parking for the 15279 Premises: 44 parking spaces in accordance with the provisions set forth in Exhibit F to this Lease.”

B. Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum stated in Item 9 of the Basic Lease Provisions in the Lease (as set forth in Section III.A.6 of this Amendment) (the “Security Deposit”), to be held by Landlord as security for the full and faithful performance of Tenant’s obligations under the Lease, to pay any rental sums, including without limitation such additional rent as may be owing under any provision hereof, and to maintain the Premises as required by the Lease. Upon any breach of the foregoing obligations by Tenant, Landlord may apply all or part of the Security Deposit as full or partial compensation. If any portion of the Security Deposit is so applied, Tenant shall within 5 days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any rental sum due under the Lease. Any unapplied balance of the Security Deposit shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest in the Lease within 30 days following the termination of the Lease and Tenant's vacation of the Premises. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereafter in effect. Tenant hereby authorizes Landlord to retain and apply to the Security Deposit due hereunder any remaining balance of the security deposit previously deposited by Tenant with Landlord pursuant to the existing prior lease between Landlord (as successor-in-interest to Alton Plaza Property, LLC, a Delaware limited liability company, formerly Alton Plaza Property, Inc., a Delaware corporation, and Tenant dated August 9, 2011, as amended by a First Amendment to Lease dated August 18, 2011, by a Second Amendment to Lease dated December 7, 2012, and by a Third Amendment to Lease dated October 16, 2015 (as amended, the “Existing Lease”) relating to the 15279 Premises, which lease is currently scheduled to expire on September 30, 2021.

C. Right to Extend this Lease. Effective as of the Commencement Date for the 15279 Premises, Tenant may exercise its right pursuant to Section 1 of Exhibit G to the Lease entitled “Right to Extend this Lease” with respect to either or both the original Premises (i.e., 15285 Alton Parkway, Suites 100 and 120) or the 15279 Premises.

D. Signage. Section 5.2 of the Lease is hereby amended to provide that, provided Tenant continues to occupy the entire 15279 Premises, Tenant shall have the exclusive right to one (1) exterior building top sign on the 15279 Building, subject to the terms of Section 5.2 of the Lease.

E. Floor Plan of Premises. Effective as of the Commencement Date for the 15279 Premises, Exhibit A-2 attached to this Amendment shall be added to Exhibit A of the Lease.

F. Tenant Improvements. Tenant shall be permitted to construct the Tenant Improvements for the 15279 Premises in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

G. HVAC Units. Prior to the Commencement Date for the 15279 Premises, (i) Landlord and Tenant acknowledge that Tenant owns certain of the HVAC units serving the Premises as listed and noted on the attached Exhibit B, and (ii) Tenant hereby agrees to purchase the other HVAC units listed and noted on the attached Exhibit B at a total cost of $28,943.00. Thereafter, such HVAC units will not be subject to after-hours HVAC charges. Tenant agrees the existing HVAC units are being purchased in their existing as-is condition and that during the Lease Term as to the 15279 Premises the maintenance, repair, and replacement, including the repair of any damages to the 15279 Building resulting from any such maintenance, repair, or replacement shall be the responsibility of Tenant. In addition, prior to vacating the 15279 Premises, Tenant shall remove the existing HVAC units in accordance with the procedures and requirements set forth on attached Exhibit B-1 and repair any damages resulting from such removal.

IV. GENERAL.

A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C. Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E. Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F. California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

G. Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H. Nondisclosure of Lease Terms. Tenant acknowledges that the content of this Amendment and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease or pursuant to legal requirement.

I.    Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and CBRE (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

[Signature page follows]

V. EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD: ALTON CORPORATE PLAZA LLC, a Delaware limited liability company		TENANT: MDXHEALTH, INC., a Delaware corporation

By:	/s/ Steven M. Case	By:	/s/ Ron Kalfus
	Steven M. Case	Printed Name:	Ron Kalfus
	Executive Vice President, Leasing & Marketing	Title:	CFO
Office Properties

By:	/s/ Holly McManus	By:	/s/ Michael McGarrity
	Holly McManus	Printed Name:	Michael McGarrity
	Vice President, Operations	Title:	CEO
Office Properties

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